Exhibit (a)(5)(C)

Press Release

Pitney Bowes Completes Acquisition of Borderfree
Tender Offer for Outstanding Shares Successfully Closed at $14 per share

STAMFORD, CT – June 10, 2015 – Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides innovative product and solutions to power commerce, today announced the completion of its acquisition of Borderfree, Inc. (NASDAQ: BRDR).  Following the completion of the successful tender offer to purchase all outstanding shares of Borderfree for $14.00 per share in cash, without interest and subject to any required withholding of taxes, Pitney Bowes acquired all remaining Borderfree shares through a merger without a vote or meeting of Borderfree’s stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

The tender offer expired at 12:00 midnight, New York City time, on June 9, 2015. Computershare Trust Company, N.A., the depositary for the tender offer, advised that as of the expiration of the tender offer, 30,775,882 Borderfree shares had been validly tendered and not properly withdrawn, representing approximately 95 percent of Borderfree’s outstanding shares of common stock. The conditions to the tender offer were satisfied, and Pitney Bowes accepted for payment and paid the depositary for all validly tendered shares.

At the effective time of the merger and subject to any perfected appraisal rights, all remaining shares of Borderfree common stock not tendered into the tender offer were converted into the right to receive $14.00 in cash, without interest and subject to any required withholding of taxes, which is the same amount as paid in the tender offer. As a result of the completion of the merger, Borderfree has become a subsidiary of Pitney Bowes. Borderfree’s common stock will no longer be listed on the NASDAQ Stock Market.

Borderfree generated $125 million in revenue in 2014.  The Company will provide more detail about the impacts of this transaction during its scheduled discussion of second quarter results at 8:00 am EDT on July 30th. Instructions for listening to the Pitney Bowes earnings results via the Web are available on the Investor Relations page of its web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce.  More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes.  For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements
This communication contains statements that are forward-looking. We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “target”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend” and similar expressions may identify such forward-looking statements. Such forward-looking statements include the anticipated changes in the business environment in which Pitney Bowes operates and in Pitney Bowes’ future operating results relating to the potential benefits of a transaction with Borderfree.
Forward-looking statements in this document should be evaluated together with the many uncertainties that affect the businesses of Pitney Bowes and Borderfree, in their respective 2014 Annual Reports on Form 10-K and in their other reports with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. Pitney Bowes expressly disclaims any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Editorial -	Financial -
Bill Hughes	Charles F. McBride
Chief Communications Officer	VP, Investor Relations
203/351-6785	203/351-6349